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                                                                   Exhibit 15

@Entertainment Inc.
Hartford, Connecticut

Ladies and Gentlemen:

Re: Registration Statement No. 333-XXX

     With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated June 23, 1997 related to our reviews of interim financial information.

     Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                              Very truly yours,

                                              KPMG PEAT MARWICK LLP

Hartford, Connecticut
June 23, 1997